Exhibit 99.1

WOW! CEO Hospitalized with COVID-19

ENGLEWOOD, CO – March 29, 2020  – WOW! Internet, Cable & Phone (NYSE: WOW), a leading broadband provider, today issued the following statement:

WOW! CEO Teresa Elder, was admitted to a local Denver hospital on Friday, March 27, after testing positive for COVID-19. Ms. Elder had been working remotely since March 16, following WOW!’s decision to transition all non-essential positions to work-from-home status.

“All of WOW! is united in wishing Teresa a quick and full recovery,” said Jeff Marcus, board chairman for WOW!. “ The board, her leadership team and every WOW! employee offers their support and prayers to her and her family.”

While Ms. Elder recovers, Bill Case, chief information officer, will serve as acting CEO.  Additionally, cable pioneer and WOW! board chairman, Jeff Marcus, will temporarily take on a formal leadership role as executive chairman.

About WOW! Internet, Cable & Phone

WOW! is one of the nation’s leading broadband providers, with an efficient, high-performing fiber network that passes three million residential, business and wholesale consumers. WOW! provides services in 19 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Maryland, Alabama, Tennessee, South Carolina, Florida and Georgia. With an expansive portfolio of advanced services, including high-speed Internet services, cable TV, streaming, phone, business data, voice, and cloud services, the company is dedicated to providing outstanding service at affordable prices. WOW! also serves as a leader in exceptional human resources practices, having been recognized by the National Association for Business Resources’ for six years as a Best & Brightest Company to Work For, winning the award for the last two consecutive years. Visit wowway.com for more information.

WOW! Media Contact

Name: Debra Havins

Email: Debra.Havins@wowinc.com

Phone: 720-527-8214